EXHIBIT 10.30.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”), is dated as of October 1, 2003, by and between COLLECTORS UNIVERSE, INC., a Delaware Corporation (the “Company” or “CUI”), and MICHAEL HAYNES (Executive”), with reference to the following:

R E C I T A L S:

A. Executive is employed as Chief Executive Officer of the Company under an Employment Agreement dated as of January 1, 2003 (the “Employment Agreement”) between the Company and Executive; and

B. The parties desire to amend the Employment Agreement in the manner and to the extent set forth hereinafter in this First Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, it is agreed as follows:

1. Extension of the Term of Employment. The term of Executive’s employment under the Employment Agreement, as set forth in Section 5.1 thereof, is hereby extended and shall continue to December 31, 2004, unless Executive’s employment is either (i) sooner terminated pursuant to any of the provisions set forth in Sections 5.2 through 5.7 of Employment Agreement, or (ii) further extended by mutual written agreement of the parties.

2. Base Annual Salary. Executive’s base salary, as set forth in Section 3.1 of the Employment Agreement, is increased, effective as of October 1, 2003, to Two Hundred Seventy Five Thousand Dollars ($275,000) per year.

3. No Other Changes. The Employment Agreement shall remain in full force and effect and, except as amended by this First Amendment, shall remain unchanged.

4. Miscellaneous.

4.1 Construction. This First Amendment is the result of arms - length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason.

4.2 Entire Agreement. This First Amendment contains all of the agreements of the parties relating to, and supersedes all prior agreements or understandings, written or oral, between the parties regarding, the subject matter of this First Amendment.

4.3 Binding on Successors. Subject to the provisions of Section 6.4 of the Employment Agreement (entitled “No Assignment”), which are incorporated herein by this reference and shall apply equally to this First Amendment, this First Amendment shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

4.4 Headings. Section and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this First Amendment.

4.5 Severability. If any provision of this First Amendment is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or shall not be affected or impaired in any way.

4.6 Governing Law. This First Amendment is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

4.7 Counterparts. This First Amendment may be executed in any number of counterparts, and each of such signed counterparts, including any photocopies or facsimile copies thereof, shall be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement as of the day and date first above written:

COLLECTORS UNIVERSE, INC.

By:	/s/ A. Clinton Allen
A. Clinton Allen, Chairman

/s/ Michael Haynes
Michael Haynes